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                                                                     Exhibit 5.1

                                LANE AND MANTELL
                           a professional corporation
                                ATTORNEYS AT LAW
               991 Route 22 West, Post Office Box 8539, Suite 102
                          Somerville, New Jersey 08876

Nanette Weitman Mantell                                 Telephone (908) 253-9333
Steven R. Lane                                          Facsimile (908) 253-9339

  ---------
Rosemary Farr                                                     Howard Freeman
                                                                      Of Counsel

                                  March 3, 2000


DUSA Pharmaceuticals, Inc.
25 Upton Drive
Wilmington, MA 01887


                       Re: DUSA Pharmaceuticals, Inc. (the "Company") Registration Statement - Form S-3

Gentlemen:

         We have examined the Company's Registration Statement on Form S-3 as filed on March 3, 2000 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 1,655,323 shares of common stock, without par value ("Common Stock").

         We have also reviewed (i) the Certificate of Incorporation of the Company and all amendments to the Certificate of Incorporation filed by the Company in the Office of the Secretary of State of the State of New Jersey, (ii) the By-laws of the Company, (iii) the Stock Purchase Agreement dated February 23, 2000 (the "Invesco Funds Group Agreement") and specific stock option agreements between the Company and the selling shareholders, respectively, with respect to Common Stock being offered pursuant to the Registration Statement and
(iv) such records of corporate proceedings and other documents as we have deemed necessary in order to enable us to express the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company. Our opinion set forth below is limited to the Business Corporation Law of the State of New Jersey.

         Based on the foregoing examination, it is our opinion that:

         A. the 1,500,000 shares of Common Stock to be issued by the Company in connection with the private placement transaction pursuant to Regulation D of the Act, when certificates or instruments therefor are countersigned by the Company's transfer agent, and when issued and delivered to the purchasers against payment therefor, according to the terms and conditions of the INVESCO Funds Group Agreement, will be validly issued and outstanding, fully paid and non-assessable; and



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DUSA Pharmaceuticals, Inc.
March 3, 2000
Page 2

         B. the 85,323 shares of Common Stock underlying the non-qualified stock options granted to PARTEQ Research & Development Innovations, the 40,000 shares of Common Stock underlying the non-qualified stock options granted to Nanette W. Mantell, and the 30,000 shares of Common Stock underlying the non-qualified stock options granted to Mid-Ocean Investments Ltd., respectively, if and when duly converted in accordance with the terms and conditions of such stock option agreements respectively, against payment to the Company, will be validly issued and outstanding, fully paid and non-assessable.



                                                 Very truly yours,

                                                 LANE AND MANTELL
                                                 a professional corporation

                                                 /S/STEVEN R. LANE

                                                 By: STEVEN R. LANE
SRL:ng